Exhibit 99.1

Knauf Urges USG Shareholders to Send a Clear Message to the Board by Voting AGAINST USG’s Director Nominees at the Company’s Annual Meeting on May 9th $42 per Share – A Compelling All Cash Offer April 17, 2018

2 Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of USG by Knauf and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the willingness of the USG Board to engage in discussions with Knauf regarding its proposal or to provide access to non-public financial and other information regarding USG and its business to Knauf and its advisors, the ability of Knauf and USG to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis or at all, as well as changes in business strategies, economic conditions affecting the building products industry and Knauf’s ability to successfully integrate USG’s operations and employees with Knauf’s existing business. Any forward-looking statements should be evaluated in light of these important risk factors. Knauf is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Cautionary Statement Regarding Forward-Looking Statements

3 Knauf has made a preliminary filing with the SEC of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes against the election of certain director candidates nominated by USG for election at the USG’s 2018 annual meeting of stockholders. This communication is not a substitute for such preliminary proxy statement. THE PARTICIPANTS IN THE SOLICITATION ADVISE ALL STOCKHOLDERS OF USG TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, KNAUF WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST. The participants in this solicitation are Knauf and certain general partners and executive officers of Knauf and its affiliates. As of the date hereof, Knauf beneficially owns 14,757,258 shares of common stock of USG, representing approximately 10.53% of USG’s outstanding shares. As of the date hereof, participants in the solicitation that are general partners or executive officers of Knauf and its affiliates directly beneficially own 53,567 shares of USG common stock. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Knauf has made for a business combination transaction with USG. In furtherance of this proposal and subject to future developments, Knauf (and, if a negotiated transaction is agreed, USG) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Knauf and/or USG may file with the SEC in connection with the proposed transaction. ALL STOCKHOLDERS OF USG ARE URGED TO READ THE PROXY STATEMENTS OR OTHER DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement with respect to the proposed transaction (if and when available) will be mailed to stockholders of USG. USG stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. Additional Information

4 Knauf has made a $42 per share offer to USG that presents USG shareholders with substantial cash value after a decade without dividends or meaningful share price appreciation We firmly believe our $42 offer price provides full and fair value relative to any potential value through the cycle and de-risks any future business plan execution and cyclicality Berkshire Hathaway, long-term shareholder with ~31% ownership (1), has offered Knauf an option at $42 and stated its intention to vote against USG’s director nominees (2) USG Board refuses to engage in meaningful discussions Don’t let USG’s extensive structural defenses prevent you from making your voice heard Knauf Is Voting Against All Four USG Director Nominees and Urges All USG Shareholders to Do the Same at the Upcoming Annual Meeting Send a strong message to the USG Board to engage in earnest discussions for substantial cash value. Vote AGAINST ALL four of USG’s director nominees. Notes As per USG’s 2018 Notice of Annual Meeting and Proxy Statement filed on March 29, 2018 Berkshire Hathaway is not a participant in any solicitation

Knauf Is a Worldwide Leading Building Materials Business with a Track Record of Success 5 The values of the Knauf Group are the basis for sustainable actions: Partnership, Commitment, Entrepreneurship and Humanity 27,000 employees generating revenue in excess of $8Bn in 2017 and EBITDA of approximately $1.7Bn in 2017 Market leading positions in the gypsum, ceilings and insulation segments Strong emphasis on cost leadership and system sales. Focus on value creation for customers by giving technical advice on certified system solutions Global footprint in more than 70 countries with proven track record in operating successful businesses in various cultural environments Family owned and managed business with $2.8Bn in net cash (1) The Knauf Group is an internationally operating family business headquartered in Iphofen, Germany 1 2 3 4 5 6 Note As of 12/31/2017 based on 1.24 EUR:USD rate as of 4/16/2018

Proposal Summary 6 $42 per share in cash 25% premium to unaffected price (1) and 30% premium to 12-month average (2) Price in excess of USG’s highest closing share price over last decade and since financial crisis (3) Attractive 11.2x multiple of 2017 fully adjusted EBITDA (4) Fully reflects value of tax reform and USG strategy (based on public information available to us) Value No financing contingency Knauf has $2.8Bn in net cash as of 12/31/2017 and generated approximately $1.7Bn in EBITDA in 2017 Received a highly confident letter from Morgan Stanley for up to $4.0Bn in debt financing Clear pathway to completion Certainty Knauf knows USG well having been a large shareholder for 18 years (10.53% (5)) Strategic rationale driven by complementary footprint (local business), NOT cost synergies Good custodian with thoughtful approach to integration, employment opportunities and preservation of USG brand and heritage As a private company that is long-term oriented, we believe we are better able to withstand the cyclicality of the business and to increase the level of investment Strategic and Cultural Fit We firmly believe our proposal reflects full and fair value for USG and provides an attractive premium today Notes Based on $33.51 closing share price on March 23, 2018, the last trading day prior to the public announcement of offer Based on $32.36 average closing share price for the 12-month period prior to March 23, 2018 Highest closing share price from 1/1/2008 to 3/23/2018 of $40.82 on 1/8/2018 2017 fully adjusted EBITDA of $610MM calculated as $636MM Adjusted EBITDA as stated by USG (giving full credit to all of USG's adjustments) less $26MM downward adjustment for the change in employee retirement plan accounting as per USG’s March 8, 2018 Investor Day Presentation As per USG’s 2018 Notice of Annual Meeting and Proxy Statement filed on March 29, 2018

$ / USG Share – Last 10 Years Over the Last Decade, USG Has Consistently Traded Below Knauf’s Offer Price and Only Briefly Near It Recently 7 Source Capital IQ as of March 23, 2018 Knauf’s Offer: $42.00 Mar-18 Temporary Run-Up (see next page) 25% premium to unaffected (1) 30% premium to 12-month average (2) Value in excess of highest price over last decade A transaction would de-risk execution of business plan in a mature and cyclical commodity industry Cash Premium Knauf has been invested in USG for nearly two decades. Knauf approached USG in November when stock was nearing decade-highs – an approach at almost any other time would have been cheaper Cash bid on top of decade-high price NOT Opportunistic $33.51 Notes Based on $33.51 closing share price on March 23, 2018, the last trading day prior to the public announcement of offer Based on $32.36 average closing share price for the 12-month period prior to March 23, 2018 0 10 20 30 40 50 Mar-08 Mar-09 Mar-10 Mar-11 Mar-12 Mar-13 Mar-14 Mar-15 Mar-16 Mar-17 Mar-18

…But the Stock's Temporary Run-Up Was Short-Lived and Corrected After Q4 Earnings

We believe that trading normalized due to continued cost pressures and the realization that increased performance was merely the result of prebuys before wallboard price increase



$ / USG Share
45
40
35
30
Nov-17
Dec-17
Jan-18
Feb-18
February 1, 2018
USG Reports Q4 and FY2017 Earnings Results
Knauf's Offer: $42.00
Stock falls 6% after earnings announcement
We believe that there was general market hype over tax reform and expectations for strong Q4

*USG reported **strong 4Q17 results but the stock fell -6%** on the day following earnings call commentary that suggested the **quantity and timing of prebuy activity** should make 1Q18 a relatively weak quarter.*

– Citi Research Report by Scott Schrier (Feb 2, 2018)

*…we look for **revenue and margin pressures to persist**, limiting EPS growth in 2018. These include: 1) **forecast inflation of 3-5%** on higher synthetic gypsum, OCC, steel & freight prices alongside labor costs; 2) expectations for weaker 1Q, especially in wallboard given **~50% of the 14% increase in 4Q volumes was pre-buy** ahead of the announced 10+% price hike; 3) the benefits of its Advanced Manufacturing initiatives will be back-half weighted and will be **combined with higher SG&A**.*

– Credit Suisse Research Report by Susan Maklari (Feb 2, 2018)

*While wallboard volumes were strong in 4Q17, we note that they will likely be down in 1Q18 as **prebuy activity**, an unseasonably cold January, and a **deceptively challenging 2-year comp** all point to a weak 1Q…*

– Evercore Research Report by Stephen Kim (Feb 1, 2018)

*Looking ahead to 1Q, the company pointed to a **challenging sales backdrop due to significant wallboard pre-buy in December** ahead of the Jan. 2 price increase…*

– J.P. Morgan Research Report by Michael Rehaut (Feb 2, 2018)

Source Capital IQ
Note Permission to use quotations throughout this presentation were neither sought nor obtained. Emphasis added.

April 2018 8

USG Underwent Financial Restructuring 9 Source Capital IQ and Bloomberg Ambitious business plan vs. a history of underperformance (27%) 151% Mar-18 Investment in USG Has Dramatically Underperformed the Market Since 2000 (1)(2) Notes Rebased to USG’s share price on December 31, 1999 of $47.13 Total shareholder return includes dividend Total shareholder return excludes any dividends paid during the period 270% (1)(3) Total Shareholder Return (Indexed to USG Share Price) Historical Total Shareholder Return 0 50 100 150 200 Jan-00 Jan-01 Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 Jan-15 Jan-16 Jan-17 Jan-18 USG S&P500 Dow Jones U.S. Construction & Materials Index

Aggregate Value / Last Twelve Months EBITDA (x) Source Mergermarket, Company Information, Broker Research, Bloomberg Notes Bloomberg completed building products transactions (excl. cement & aggregates) 1/1/2010 - 2018YTD, US target, transaction value over $100MM Average of post synergy multiples where available Based on broker estimates Midpoint of estimated broker range We Believe We Are Offering a Substantial Premium to Relevant Precedents 10 Relevant Wallboard and Ceilings Transactions x (4) Target Acquiror (2) Relevant precedent transactions in the wallboard and ceilings industry point to a valuation of under ~9x vs. Knauf’s premium multiple of over 11x (3) (1) 8.0x 8.1x 11.2x 12.7x ~9x 10.8x 9.3x 9.2x 8.7x Average: 8.7x 5.0x 7.0x 9.0x 11.0x 13.0x Mar-18 Nov-17 Nov-17 Oct-13 Jun-13 Jul-11 Jul-11 USG Knauf AWI EMEA / Pacific Rim Businesses Knauf Post Synergy Multiple Fermacell James Hardie Lafarge Gypsum Australia Knauf USG / Boral JV USG / Boral Lafarge Gypsum NA Lone Star Lafarge Gypsum EU + LatAm Etex Median US Light Building Materials since 2010: 10.4x

Knauf's Premium Accounts for Potential Positive Future Developments

- Knauf's offer is at a premium multiple relative:
  - USG recent trading history
  - Closest peer comparable, Continental Building Products
  - Aspirational peer, Armstrong World Industries

Aggregate Value / Next Twelve Months EBITDA [1]



Knauf's $42 Offer (NTM EBITDA): 10.8x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
10.0x
8.9x
8.5x
Jan-16
Mar-16
Jun-16
Aug-16
Nov-16
Feb-17
Apr-17
Jul-17
Oct-17
Dec-17
Mar-18
USG
Continental Building Products
Armstrong World Industries (2)

Source Capital IQ as of March 23, 2018

Notes

1. Chart presented on a weekly basis; aggregate value adjusted for unfunded pension and other postretirement benefit liabilities (post-tax); all next twelve months EBITDA based on consensus estimates as provided by Capital IQ
2. Pro forma for sale of AWI EMEA and Pacific Rim business from Nov-17 onwards (assumes proceeds of $330MM to AWI pre potential tax impact)

April 2018
11

USG Operates in an Inherently Cyclical Industry and We Believe that USG Has Consistently Underperformed Expectations

- Sustainable cash flows and EBITDA through the cycle are key, not near-term margin targets
- USG's EBITDA year-over-year has fluctuated on average by **~$168MM over the past 25 years**
- Peak-to-peak and trough-to-trough **cycle history of ~7 years**; peak followed by **trough within ~2 years**
- USG missed **~75% of quarterly EBIT estimates with an average miss of (36%)** since the financial crisis [1]

Historical Adjusted USG EBITDA [2]


$MM
1,200
900
600
300
0
215
352
394
439
574
663
818
623
232
400
368
659
901
1,140
381
30
66
41
58
268
405
502
570
674
610
(3)
Entry into Bankruptcy
Berkshire Hathaway Rescue Investment
?
'93
'94
'95
'96
'97
'98
'99
'00
'01
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12
'13
'14
'15
'16
'17

Historical Average EBITDA
$MM

5-Year	552
10-Year	322
25-Year	455

Source USG 4th Quarter 2017 Update Investor Presentation (Years 1997-2017); USG 4th Quarter 2016 Update Investor Presentation (Years 1995-1996); USG 10-K Filings (Years 1993-1994)

Notes

1. As per Bloomberg, approximately 75% of USG's quarterly EBIT actual earnings were below broker consensus estimates for the quarter since Q1 2009. Of the quarters that had EBIT come below consensus estimates, the average miss was (36%)
2. EBITDA for years 1995-2016 as per USG's Investor Presentations (see source) and EBITDA for years 1993-1994 is calculated as operating profit plus other income/(expense), net plus amortization of excess reorganization value, plus depreciation, depletion and amortization and less gain on asset dispositions
3. Reflects an $26MM downward adjustment for the change in employee retirement plan accounting as per USG's March 8, 2018 Investor Day Presentation

April 2018

12

Utilization (%) EBITDA Margin (%) Source USG Company Filings and USG 4th Quarter 2017 Update Investor Presentation Notes Effective capacity and industry shipments based on disclosure in USG Investor Presentation; utilization rate (installed) calculated as shipments in given year divided by installed capacity of ~40BSF; utilization rate (effective) calculated as shipments in given year divided by effective capacity in given year; spare capacity calculated as installed capacity of ~40 BSF less effective capacity in given year EBITDA margin excludes contribution from L&W Supply (USG Distribution Business sold to ABC Supply in 2016) and USG Boral Building Products Joint Venture with Boral established in 2014 As per Jefferies Continental Building Products Initiating Coverage Report dated December 12, 2017 We Believe That Margin Expansion in the Industry Is Constrained by Overcapacity and Commodity Pricing 13 US Wallboard Industry Utilization Rates (1) vs. USG EBITDA Margin (2) Declining Margins Despite Recovering Utilization Spare Capacity (BSF) Significant idled capacity puts downward pressure on margins and utilization rates Utilization (Installed) Needed To Drive Higher Pricing (3) 0 10 20 30 40 60 80 100 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Utilization (Installed) Utilization (Effective) EBITDA Margin 4 5 7 8 7 7 7 7 2 6 - 2

14 Residential Construction Spend in $ Terms Is Already Well Above 25 Year Average Source US Census (Annual Average of Seasonally Adjusted Annual Rate of Total Private Residential Construction Put in Place) US Private Residential Construction Spend in $ Terms Private Residential Construction Spend ($Bn) ~30% Above 25-Year Average in $ Terms Significant downside potential to mid-cycle based on possible mean reversion of key indices 200 300 400 500 600 700 1993 1995 1997 1999 2001 2003 2005 2007 2009 2011 2013 2015 2017 US Private Residential Construction 25 Year Avg.

Capex as % of Sales Source Company Filings, Capital IQ as of March 23, 2018 Notes Based on USG’s disclosure in its 10-K and USG’s 4th Quarter 2017 Update Investor Presentation Excludes L&W capex and sales for all years Peer group consists of Armstrong World Industries (restated for Flooring spin-off and sale of EMEA and Pacific Rim business from 2014 onwards); Continental Building Products (from 2011 onwards), Eagle Materials (figures calendarized to December year-end) Broker consensus (Capital IQ as of March 23, 2018); Eagle Materials calendarized to December year-end After Years of Underinvestment, We Believe That USG Will Require Significant Investment to Remain Competitive 15 USG Historically Spends Less on Capex Than Others... ...and Its EBITDA Margin Lags Behind Its Peers (3) We believe USG underperforms peers due to years of underinvestment Decline in USG’s US Wallboard market share over the last 10 years from ~30% to ~25% today (1) We intend to make significant investments in USG’s US operations Average EBITDA Margin 2018-19E (%) (4) (2) 0% 2% 4% 6% 8% 10% 2010 2011 2012 2013 2014 2015 2016 2017 USG Knauf Peer Group Avg. 38% 36% 27% 20% 0% 10% 20% 30% 40% 50% Armstrong World Industries Eagle Materials Continental Building Products USG

$ / USG Share – January 1, 2017 to March 23, 2018 16 USG Management Selling Source Capital IQ and USG Company Filings Knauf’s Offer: $42.00 = USG management selling personal holdings USG Management Has Sold Personal Holdings at Values in the $30s

Duration of USG Investor Day Rebased to 100 (1) USG Stock Declined ~3% When Management Rolled Out Strategy at USG Investor Day, Demonstrating Investor Skepticism of Ambitious Targets and Strategy 17 Note Rebased to prior day closing share price on March 7, 2018 of $34.98 and 2,726.80 for USG and the S&P 500, respectively March 8, 2018 Intraday Trading Source Bloomberg 0.4% (2.8%) $34.00

$ / USG Share – Last Six Months 18 Source Capital IQ as of April 16, 2018 Knauf’s Offer: $42.00 How We Got Here – USG Refusal to Seriously Engage at Every Step 9 8 7 6 5 4 3 2 1 11 Nov 29, 2017: Knauf delivers indication of interest at $40.10 per share in cash; requests diligence Dec 20, 2017: USG refuses to enter into discussions; encourages Knauf to await Q4 results and Investor Day if want more information Feb 1, 2018: USG releases Q4 results; stock falls ~6% for the day Mar 8, 2018: USG inaugural Investor Day presenting 2020 targets; stock falls ~3% for the day Mar 12, 2018: Knauf meets with both USG’s chairman and CEO to reiterate determination and indicates that a revised indication of interest would be forthcoming Mar 15, 2018: Knauf delivers indication of interest at $42.00 per share in cash Mar 26, 2018: Through filings with the SEC, Berkshire Hathaway discloses its option proposal and Knauf discloses its indication of interest to acquire USG. USG rejects $42.00 indication of interest through an SEC filing Mar 29, 2018: Knauf and USG CEO speak. Knauf reiterates willingness to discuss price if additional information provided and proposes meeting for USG to present strategic plan; offers NDA. USG rejects in-person meeting and Knauf’s offer to enter into NDA Apr 5, 2018: Knauf’s financial advisors meet with USG’s and indicate that in order to revisit value, Knauf would need to receive additional information; proposes follow-up on at least limited additional information. USG declines to provide any further information Apr 10, 2018: Knauf initiates “withhold” campaign Apr 12, 2018: Berkshire Hathaway publicly announces its intention to vote against USG’s director nominees 7 8 9 10 3 1 2 4 5 6 11 Apr-18 10 Merely meeting or talking is not the same as seriously engaging

19 “Berkshire’s present intention is to vote against the four directors proposed by management.” – Berkshire Hathaway, Schedule 13D/A (Apr 12, 2018) Long-Term Investor Berkshire Hathaway Berkshire Hathaway is the largest and a long-term shareholder (~31% (1)) Berkshire Hathaway publicly filed its offer to Knauf for a call option on Berkshire’s shares at $42, which we believe validates the offer value Berkshire Hathaway publicly announced its intention to vote against USG’s director nominees Note Permission to use quotations throughout this presentation were neither sought nor obtained. As per USG’s 2018 Notice of Annual Meeting and Proxy Statement filed on March 29, 2018

20 USG says it is highly confident its standalone strategy will deliver substantially more value than our offer, and references their strategic plan as an explanation Knauf has offered entering into an NDA to facilitate receipt of further information regarding the value of this strategy, yet USG refuses to engage in meaningful discussions We believe USG’s claims of competitive sensitivity in reference to not entering into an NDA or providing further information is a far-fetched excuse given local markets We can only conclude that USG is unable to present substantive evidence to support its claims that the company is worth more USG’s structural defenses further protect its refusal to engage A “poison pill” A classified board No ability for shareholders to call a special meeting Restrictions on actions by written consent Send a strong message to the USG Board to engage in earnest discussions for immediate, superior and certain value by voting AGAINST ALL four of USG’s director nominees Don’t Let USG’s Extensive Structural Defenses Prevent You From Making Your Voice Heard

Additional Materials Appendix 21

Source USG 4th Quarter 2017 Update Investor Presentation (US Wallboard cost structure), BMI Research (US manufacturing industry annual wage inflation), EIA (natural gas Henry Hub spot and forecast), RISI (old corrugated containers, domestic, FOB, OBM, US Southeast) Advanced Manufacturing Savings Under Pressure from Widely Expected Cost Inflation 22 USG Expects 3-5% Inflation in 2018E US Wallboard Cost Structure and Inflation Estimates Expected US Manufacturing Industry Wage Inflation Henry Hub Spot ($/MMBtu) Forecast Natural Gas Price Expected to Increase ($/ton) US Southeast OCC Prices We believe that net benefits from Advanced Manufacturing are likely to be significantly lower than estimated by management due to continuing cost inflation OCC Prices Highly Volatile (increased by 50+% in 2017 alone) 1.0 1.1 2017A 2020E 3% CAGR Fixed Costs 20% Labor Costs 20% Other Paper 12% OCC 12% Energy 15% Rock/Syn. Gyp 15% Other 6% 2017 2020E 4% CAGR 1 2 3 4 5 6 50 100 150 200

23 We Believe USG Creates a Distorted Picture of Mid-Cycle by Only Focusing on the >58-Year Average While More Recent History Tells a Different Story US Residential Housing Starts Annual Starts (MM) Repair & Remodel Home Improvement Private Residential Fixed Investment as a % of GDP USG’s Quoted Averages 30-Year Average 15-Year Average 2017 2017 10-Year Rolling Average Source US Census, Federal Reserve Bank of St. Louis Note As per USG’s 4th Quarter 2017 Update Investor Presentation 0 500 1,000 1,500 2,000 2,500 1959 1973 1987 2001 2015 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 1950 1966 1982 1998 2014